Exhibit 10.22(a)

EXECUTION COPY

SECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE AND WARRANT

PURCHASE AGREEMENT

This Secured Subordinated Convertible Note and Warrant Purchase Agreement (this “Agreement”) is made as of September 01, 2006 among Tissuelink Medical, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedules I attached to this Agreement (each an “Investor” and, collectively, the “Investors”).

In consideration of the execution and delivery of this Agreement and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“144A Financing” means a financing in which the Company sells equity securities that result in gross proceeds to the Company of not less than $30,000,000, before commissions, fees and transaction expenses and excluding conversion of any outstanding Notes allowing for the private resale of such equity securities pursuant to Rule 144A of the Securities Act; provided, however, that any such financing that is to close after October 15, 2006 will require the prior written consent of the Majority Noteholders.

“Applicable Percentage” means 10% if a Qualified Financing occurs on or before December 31, 2006, and 20% if a Qualified Financing occurs on or after January 1, 2007 and shall increase by 15% on the first day of each subsequent month until the earliest of the consummation of a Qualified Financing or March 31, 2007.

“Change of Control Transaction” means a (i) merger, share exchange, consolidation or other transaction of or involving the Company following which the shares of the Company outstanding immediately prior to such transaction do not represent or are not converted or exchanged for shares of the surviving or acquiring entity (or parent thereof) holding at least a majority of the voting power of such entity, and (ii) the sale or disposition of all or substantially all of the assets of the Company.

“Common Stock” means shares of the Company’s Common Stock, $.01 par value per share.

“Consideration” means the amount of money paid by each Investor pursuant to this Agreement as set forth on Schedule I.

“Conversion Shares” means (a) if the Notes are converted to securities pursuant to Sections 2.2(a) or (b) below, the type, class and series of securities issued in the 144A Financing or Qualified Equity Financing, respectively; and (b) if the Notes are converted to equity pursuant to Sections 2.2(c) or (d) below, the Series D Shares.

“Event of Default” has the meaning set forth in Section 11.

“GAAP” means generally accepted accounting principles as from time to time in effect including the statements and interpretations of the United States Financial Accounting Standards board.

“Horizon Debt” means up to $15,000,000 in principal and interest due thereon owed by the Company under the Venture Loan and Security Agreement dated as of May 24, 2005, as amended on September 1, 2006 and from time to time, by and between the Company and Horizon Technology Funding Company, LLC and the Notes (as defined in such Venture Loan and Security Agreement).

“Initial Public Offering” or “IPO” means the closing of the Company’s first underwritten public offering of its common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), and which results in aggregate gross proceeds to the Company of not less than $25,000,000 (including the aggregate amount of debt securities converted into Common Stock upon conversion of the Notes pursuant to Section 2.2 below) and a price per share of at least $4.20579.

“Lien” means any lien, encumbrance, mortgage, pledge, charge or security interest of any kind upon any property or assets of the Company, whether now owned or hereafter acquired, or upon the income or profits therefrom (excluding in any event a financing statement filed by a lessor under an operating lease not intended to be a secured financing).

“Majority Noteholders” means holders of at least sixty percent (60%) in principal amount of the outstanding Notes.

“Medtronic Debt” means up to $3,000,000 in principal and interest due thereon owed by Company under the License Agreement dated as of August 9, 1999, by and between the Company and Medtronic, Inc. as amended on June 18, 2002, March 1, 2004, and July 18, 2006.

“Note” shall mean one or more notes issued pursuant to Section 2.1.

“Person” means any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

“Purchase Price of Note” shall mean the principal amount paid by each Investor for the Notes as set forth on Schedule I.

“Purchase Price of Warrant” shall mean the price paid by the Investors to receive each Warrant, which amount shall be one-tenth of one percent (0.1%) of the principal amount of each related Note.

“Qualified Debt Financing” means any debt financing in which the net proceeds to the Company, after repayment of the Horizon Debt, exceeds $10,000,000 and which is approved by the Majority Noteholders and the board of directors of the Company.

“Qualified Equity Financing” means any financing in which the Company sells equity securities that result in gross proceeds to the Company of not less than $12,000,000 (excluding conversion of any outstanding Notes) in the aggregate, including at least $4,000,000 from sophisticated, unrelated new investors; provided, however, that no financing in which the Company sells equity securities allowed for the private resale of such equity securities pursuant to Rule 144A of the Securities Act shall be considered a Qualified Equity Financing.

“Qualified Financing” means a Qualified Debt Financing or a Qualified Equity Financing.

“Securities Act” means the Securities Act of 1933.

“Series D Shares” means shares of the Company’s Series D Convertible Preferred Stock, $.01 par value per share.

“Security Agreement” means the Security Agreement between the Company and the Investors of equal date hereto.

“Subsidiary” means any Person of which the Company shall at the time, directly or indirectly through one or more of its Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, joint venture or similar interests or (c) be a general partner or joint venturer.

“Warrants” shall mean one or more warrants issued pursuant to Section 3 below.

“Warrant Exercise Price” means $0.01.

“Warrant Shares” means:

(a)	If the Company consummates a 144A Financing, on or before October 15, 2006, the number of the type, class and series of securities issued in the 144A Financing equal to the quotient of (x) 10% of the sum of (A) the then outstanding aggregate principal amount of the Warrant holder’s Note and (B) accrued interest thereon, divided by (y) the price at which such securities are sold in the 144A Financing; or

(b)	If the Company does not consummate a 144A Financing but does consummate a Qualified Equity Financing before March 31, 2007, the number of the type, class and series of shares issued in the Qualified Equity Financing equal to the quotient of (x) the Applicable Percentage of the sum of (A) the then outstanding aggregate principal amount of the Warrant holder’s Note and (B) accrued interest thereon, divided by (y) the lesser of $1.26 per share or the share price of such securities in the Qualified Equity Financing; or

(c)	If the Company does not consummates a 144A Financing but does consummate a Qualified Debt Financing before March 31, 2007, the number of Series D Shares equal to the quotient of (x) the Applicable Percentage of the sum of (A) the then outstanding aggregate principal amount of the Warrant holder’s Note and (B) accrued interest thereon, divided by (y) $1.26 per share; or

(d)	If the Company does not consummate any of a 144A Financing or a Qualified Financing by March 31, 2007, the number of Series D Shares equal to the quotient of (x) 50% of the then outstanding aggregate principal amount of the Warrant holder’s Note, plus accrued interest, divided by (y) $1.26 per share.

2. Sale and Purchase of Notes.

2.1. Issuance of Notes. In return for the Consideration paid by each Investor, the Company shall sell and issue to such Investor a subordinated secured convertible promissory note in substantially the form attached to this Agreement as Exhibit A (each a “Note” and, collectively the “Notes”) in a principal balance equal to the Purchase Price of Note, as set forth on the Schedule I. Each Note shall be convertible into Conversion Shares pursuant to Section 2.2 below and shall be secured by the Security Agreement.

2.2. Right to Convert Notes.

(a) 144A Financing. Unless earlier converted pursuant to Sections 2.2 (b), (c) or (d), if a 144A Financing occurs, then the outstanding principal amount of all Notes plus accrued interest shall automatically convert into the type, class and series of securities issued in the 144A Financing at the same price per share and on the same other terms under the 144A Financing.

(b) Qualified Equity Financing. Unless earlier converted pursuant to Sections 2.2 (a), (c), or (d), if a Qualified Equity Financing occurs before March 31, 2007, then the outstanding principal amount of all Notes plus accrued interest shall automatically convert into the type, class and series of the Company’s equity securities issued in the Qualified Equity Financing at the same price per share and on the same other terms under the Qualified Equity Financing.

(c) Qualified Debt Financing. Unless earlier converted pursuant to Sections 2.2 (a), (b), or (d), if a Qualified Debt Financing occurs before March 31, 2007, then the outstanding principal amount of all Notes plus accrued interest would automatically convert into Conversion Shares.

(d) Default; Sale of Company. If (i) the Company does not consummate a 144A Financing or a Qualified Financing by March 31, 2007, or (ii) a Change of Control Transaction takes place, then the outstanding principal amount of all Notes plus accrued interest shall, be immediately due and payable in full, unless the Majority Noteholders, elect to convert into Series D Shares; provided, however, any payments to the Investors is subordinated to Horizon Debt or the Medtronic Debt pursuant to Section 5 of the Notes.

3. Warrants. At the Closing (as defined in Section 4 below), and in return for the Company’s receipt of the Consideration, each Investor shall receive a warrant to purchase Warrant Shares in the form attached hereto as Exhibit B (the “Warrant”).

4. Closing. The closing of each sale and purchase of the Notes and Warrants under this Agreement (the “Closing”) shall take place at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts on September     , 2006, or at such other time, date and place as are mutually agreeable to the Company and the Investors (the “Closing Date”). At Closing, each Investor will pay the Consideration by wire transfer or check, and the Company will deliver the Note in the principal amount set forth opposite such Investor’s name on Schedule I and the related Warrant to such Investor.

5. Representations of the Company. The Company hereby represents and warrants to the Investors as follows:

5.1. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its activities require such qualification, except where the failure to be so duly qualified and in good standing would not have a material adverse effect on the Company’s financial condition, results of operations, assets, liabilities or business.

5.2. Financial Statements. The Company has delivered to the Investors its audited balance sheet for the period ended December 31, 2005 and the unaudited balance sheets for the periods ended March 31, 2006 and June 30, 2006 (collectively, “Financial Statements”). The Financial Statements fairly present, in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the financial position of the Company as of the dates and for the periods specified therein (subject to normal year-end adjustments). There are no material liabilities required in accordance with GAAP to be set forth in the Financial Statements. Since June 30, 2006 (the date of the latest balance sheet), there has not been material change in the assets, liabilities, financial condition, operations or prospects of the Company, except changes in the ordinary course of business, which in the aggregate, could not reasonably be expected to have a materially adverse effect.

5.3. Defaults. The Company is not in default in the payment of principal or interest on any indebtedness and is not in default under any instrument or agreement to which it is a party, and no event has occurred and is continuing which, with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default under any such instrument or agreement or under this Agreement.

5.4. Litigation. No litigation or governmental proceeding is pending or, to the Company’s knowledge, threatened against the Company, which may have a materially adverse effect on the financial condition, prospects or operations of the Company and to the Company’s knowledge, no basis therefore exists.

5.5. Liens. The Company’s assets are not subject to any Liens except for Liens securing the payment of the Horizon Debt, the Medtronic Debt, the Note or taxes not yet due and payable.

5.6. Issuance of Notes and Warrants. The issuance, sale and delivery of the Notes and Warrants in accordance with this Agreement, the issuance and delivery of the shares of the Company’s capital stock issuable upon conversion or exercise of the Notes and Warrants and the performance by the Company of its obligations under the Notes and Warrants have been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of the Company.

5.7. No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a material adverse effect on the financial condition, operations or prospects of the Company since June 30, 2006.

5.8. Full Disclosure. No representation or warranty of the Company contained in this Agreement or the Notes and Warrants, and no certificate furnished or to be furnished to Investors at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. To the best of the Company’s knowledge, there is no fact not disclosed herein which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement and the Notes and Warrants.

6. Representations of the Investors. Each Investor, severally and not jointly, represents and warrants to the Company that such Investor is acquiring its Notes and related Warrants for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same. In addition, each Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

7. Conditions to the Obligations of the Investors. The obligation of each Investor to purchase its Note and related Warrant at the Closing is subject to the fulfillment, or the waiver by such Investor, of each of the following conditions on or before the Closing:

7.1. Accuracy of Representations and Warranties. Each representation and warranty contained in Section 5 shall be true on and as of the Closing with the same effect as though such representation and warranty had been made on and as of that date.

7.2. Bankruptcy. The Company has not (i) applied for or consented to the appointment of a receiver, or liquidator of it or of all or a substantial part of its assets; (ii) admitted in writing its inability to pay its debts as they mature; (ii) made a general assignment for the benefit of creditors; (iv) been adjudicated bankrupt or insolvent; (v) filed a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law; (vi) filed any answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or failed to dismiss such petition within sixty (60) days after the filing thereof; or (vii) taken any corporate or other action for purpose of effecting any of the foregoing.

7.3. Notes and Warrants. The Company shall have duly executed and delivered to each Investor its Note and Warrant.

7.4. Minimum Amount of Notes Sold. The company shall issue Notes in an aggregate principal amount of at least $5,000,000 at the Closing.

7.5. Other Matters. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors and the Investors shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

8. Conditions to the Obligations of the Company. The obligations of the Company under Sections 2 and 3 of this Agreement on the Closing are subject to fulfillment, or the waiver, of each of the following conditions on or before the Closing:

8.1. Delivery of Consideration. The Consideration shall have been delivered by the Investors.

8.2. Accuracy of Representations and Warranties. The representations and warranties of the Investors contained in Section 6 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of that date.

8.3. Other Matters. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company and the Company shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

9. Affirmative Covenants. The Company covenants and agrees, for the benefit of the Investors, so long as any Notes shall remain outstanding:

9.1. The Company shall furnish, (i) as soon as available, but no later than 45 days after the end of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending September 30, 2006, summary financial information of the Company as at the end of such fiscal quarter; and (ii) as soon as available, but no later than 120 days as at the end of each fiscal year, beginning with the fiscal year ending December 31, 2006, summary financial information of the Company as at the end of such fiscal period.

9.2. Books, Records and Inspections. From time to time upon request of the Majority Noteholders, the Company will permit any authorized representative of the Investors to visit and inspect any of the Company’s properties, to examine and make copies of their books of accounts and records, and to discuss the affairs, finances and accounts of the Company, and to discuss the affairs, finances and accounts of the Company with any of its officers or directors, and upon reasonable prior written notice to the Company and at such reasonable times (during normal business hours) and intervals as such authorized representative desires.

9.3. Notification of Litigation. Notify the Investors as promptly as practicable, but in any event not later than ten (10) business days (for purposes of this Agreement, “business days” do not include Saturdays, Sundays, or bank holidays), of the commencement of any litigation or governmental proceeding of any type against the Company which could reasonably be expect to result in a material adverse effect.

9.4. Employee Tax Withholding. The Company shall not pay any of its employees, consultants, or independent contractors, wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it without first withholding the taxes and other sums as required by law.

9.5. Taxes. The Company shall duly pay and discharge, or cause to be paid and discharged, before the same becomes in arrears, all taxes, assessments and other governmental charges imposed upon it and its properties, sales or activities, or upon the income or profits therefrom, and duly pay and discharge all claims for labor, materials or supplies which if unpaid might by law become a Lien upon any of its property, prior to its becoming such a Lien; provided, however, that any such tax, assessment, charge or claim need not be paid if the validity or amount thereof shall at the time be contested in good faith by appropriate proceedings and if the Company shall, in accordance with GAAP, have set aside on its books adequate reserves with respect thereto; and provided, further, that the Company shall pay or bond, or cause to be paid or bonded, all such taxes, assessments, charges or other governmental claims immediately upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor (except to the extent such proceedings have been dismissed or stayed).

9.6. Notice of Defaults. When, to its knowledge, an Event of Default (as defined below) has occurred or exists, the Company shall notify the Investors as promptly as practicable, but in any event not later than three (3) business days (for purposes of this Agreement, “business days” do not include Saturdays, Sundays, or bank holidays), of such Event of Default.

9.7. Termination of Certain Financing Statements. As promptly as practicable, the Company will work with Brown Brothers Harriman & Co. (“Brown Brothers”) to release the liens evidenced by the UCC-1 Financing Statement filed September 20, 2001 (File No. 1119517 6) and the UCC-1 Financing Statement filed September 4, 2002 (File No. 2222269 7) (collectively, the “Brown Brothers Financing Statements”). The Company shall furnish evidence of termination of the Brown Brothers Financing Statements to the Investors.

10. Negative Covenants. So long as any Notes shall remain outstanding, neither the Company nor any of its Subsidiaries shall, without the consent of the Majority Noteholders, take any of the following actions:

10.1. Indebtedness. Except as set forth on Schedule II, incur indebtedness (other than in the ordinary course of business) for borrowed money, exclusive of the Notes.

10.2. Distributions and Redemptions. Declare or pay any dividends (other than a dividend payable in shares of the pertinent stock) or make any distributions of cash, property or equity securities of the Company with respect to any shares of its common stock, preferred stock or any other class or series of its stock, or directly or indirectly redeem, purchase, or otherwise acquire for any consideration any shares of its common stock or any other class of its stock.

10.3. Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided, however, that Subsidiary may merge or consolidate into another Subsidiary or into the Company.

11. Events of Default. Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

11.1. Payment Default. Company fails to make any payment of principal or interest on the Notes within three (3) business days after such obligations are due;

11.2. Covenant Default. The Company fails or neglects to perform, keep, or observe any covenant contained in Section 9 and fails to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by the Company be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then the Company shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default. The Company fails or neglects to perform, keep, or observe any covenant contained in Section 10;

11.3. Bankruptcy. The Company (i) applies for or consents to the appointment of a receiver, or liquidator of it or of all or a substantial part of its assets; (ii) is unable to pay its debts as they become due or admits in writing its inability to pay its debts as they mature; (ii) makes a general assignment for the benefit of creditors; (iv) is adjudicated bankrupt or insolvent; (v) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law; (vi) files any answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding or fails to dismiss such petition within sixty (60) days after the filing thereof; or (vii) takes any corporate or other action for purpose of effecting any of the foregoing.

11.4. Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred and Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance) shall be rendered against the Company and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof;

11.5. Misrepresentations. Any representation or warranty made by the Company in this Agreement shall be false or inaccurate in any material respect on the date as of when made; or

11.6. Senior Debt. A default or breach occurs under the Horizon Debt or the Medtronic Debt.

12. Rights and Remedies. While an Event of Default occurs and continues the Majority Noteholders may, without notice or demand, do any or all of the following:

12.1. declare the Notes immediately due and payable (but if an Event of Default described in Section 11.3 occurs the Notes are immediately due and payable without any action by the Investors);

12.2. exercise all rights and all remedies provided under the Uniform Commercial Code, at law or in equity (including disposal of the Collateral (as defined in the Security Agreement) pursuant to the terms thereof).

13. Expenses. The Company shall pay at the Closing all reasonable fees (up to a maximum of $15,000) of the counsel for the Investors incurred in connection with the drafting, negotiation, execution and delivery of this Agreement, the Notes and the Warrants.

14. Miscellaneous.

14.1. Amendment and Waiver; Cumulative Remedies. Any provision of this Agreement may be amended, waived or modified upon the written consent of the Company and the Majority Noteholders. A waiver or consent given hereunder shall be effective only if in writing and in the specific instance and for the specific purpose for which given. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a wavier of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every provision. No waiver of any breach hereof or non-compliance herewith shall be held to be a waiver of any other or subsequent breach hereof or non-compliance herewith. The remedies in this Agreement and the Notes and Warrants are cumulative and not exclusive of any remedies provided by law.

14.2. Assignment. The Investors may not assign its rights and interests under this Agreement or the Notes and Warrant; provided, however, that any Investor may assign this Agreement and the Notes and Warrants to any affiliated entity. The Company may not assign its rights or interest under this Agreement or the Notes and Warrants without the prior written consent of the Majority Noteholders.

14.3. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

14.4. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable, such provision shall, to the extent permitted under applicable law, be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable law, unless such unenforceability impairs the fundamental purpose or expectations of the parties hereto. The provisions of this Agreement are severable, and in the event that any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof, unless such unenforceability impairs the fundamental purpose or expectations of the parties hereto.

14.5. Entire Agreement. This Agreement, including its schedules and exhibits, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. Without limiting the foregoing, neither party hereunder has relied on any representation or warranty made by the other party that is not contained in this Agreement.

14.6. Survival. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery hereof and the issuance and transfer of the Notes and Warrants at each Closing hereunder.

14.7. Governing Law. This Agreement and all actions arising out of or in connection with Notes or Warrants shall be governed by and construed in accordance with the laws of the State of Delaware, without application of conflicts of law principles.

14.8. Costs and Expenses. If any litigation, contest, dispute, suit, proceeding or action is instituted between or among any of the parties hereto regarding the enforcement or interpretation of this Agreement or any of the Exhibits hereto, the prevailing party shall be entitled to reimbursement from the other party or parties for all reasonable expenses, costs, charges and other fees (including legal fees) incurred in connection with or related to such dispute.

14.9. Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, association or entity, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no other Investor nor the respective controlling persons of any Investor shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the transactions contemplated by this Agreement

14.10. Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

This Convertible Note and Warrant Purchase Agreement is executed as of the date first written above.

COMPANY:

TISSUELINK MEDICAL, INC.

By:	/s/ M. Jacqueline Eastwood
M. Jacqueline Eastwood
Chief Executive Officer

INVESTORS:

Exhibit A

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN

REGISTERED UNDER THE SECURITIES ACT OF 1933 OR STATE LAW

REQUIREMENTS. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT IN

ACCORDANCE WITH THE REGISTRATION UNDER SUCH ACT AND APPLICABLE

STATE REQUIREMENTS OR AN EXEMPTION THEREFROM.

TISSUELINK MEDICAL, INC.

Secured Note

$«Amount_of_Note»	September 1, 2006

#[            ]

FOR VALUE RECEIVED, the undersigned Tissuelink Medical, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of «Investor» (the “Lender”), on the earliest of (i) acceleration as provided in Section 4 below or (ii) when due and payable pursuant to Section 2.2 (d) of the Note Purchase Agreement (defined below) (the “Maturity Date”), the aggregate principal sum of «Sum» United States dollars ($«Amount_of_Note») together with daily simple interest accrued from the date hereof on the principal amount hereof from time to time unpaid, at a per annum rate equal to 12% and with daily simple interest on overdue principal hereof and, to the extent not prohibited by applicable law, on overdue installments of interest, at a per annum rate equal to 14%. The Borrower will pay such accrued and unpaid interest on the earliest of acceleration as provided in Section 4 below or maturity. Capitalized terms not defined herein shall have the meaning set forth in the Note Purchase Agreement (defined below).

This Note is one of a series of promissory notes issued pursuant a certain Secured Subordinated Convertible Note and Warrant Purchase Agreement (the “Note Purchase Agreement”), dated on or about the date hereof to the holders (collectively, including notes issued in replacement thereof, the “Notes”). The Notes shall rank equally and ratably without priority over one another and shall be convertible into other securities issued by the Borrower in accordance with Section 2.2 of the Note Purchase Agreement. No payment, including prepayment, shall be made hereunder unless a pari passu payment is made to the other holders of Notes (or unless the other holders of Notes waive their right to such pari passu payment). Nothing contained in the immediately preceding sentence shall, or shall be interpreted to, impair the obligations of the Borrower to timely make all payments hereunder in full. Subject to the foregoing, this Note, including all unpaid and accrued interest, may be prepaid in whole or in part at any time upon one business day’s notice, without premium or penalty with the prior written consent of the Majority Noteholders.

1. Waivers. The Borrower waives to the extent not prohibited by applicable law (i) all presentments, demands for performance, notices of nonperformance (except to the extent, if any, required by the provisions hereof), protests, notices of protest and notices of dishonor, (ii) any requirement of diligence or promptness on the part of the Lender in the enforcement of its rights under this Note,

(iii) all notices of every kind which may be required to be given by any statute or rule of law, (iv) any valuation, stay, appraisement or redemption laws and (v) any defense of any kind (other than payment) which it may now or hereafter have with respect to its liability under this Note.

2. Course of Dealing; Amendment and Waiver. No course of dealing between the Borrower and the Lender shall operate as a waiver of any of the Lender’s rights under this Note. No delay or omission on the part of the Lender in exercising any right under this Note shall operate as a waiver of such right or any other right hereunder. No amendment or waiver hereof (or of any other Note) shall be binding unless it is in writing and executed and delivered with the written consent of the holder, provided that the written consent of the Majority Noteholders shall be binding on all holders.

3. Payments; Notices. All payments to the holder hereof shall be made at the address set forth below or at such other address as the holder hereof shall specify in writing to the Borrower. Any notice or demand in connection with this Note shall be deemed to be delivered if in writing addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered at such address (whether by mail, overnight courier, personal delivery or by telecopy) or (ii) in the case of a letter, five business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified:

If to the Borrower, to it at the following address:

TissueLink Medical, Inc.

One Washington Center

Suite 400

Dover, New Hampshire

Attention: Chief Financial Officer

Telecopy: 603-742-1488

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Michael F. Sexton, Esq.

If to the Lender, to it at the following address:

Investor Address

with a copy to:

Robins, Kaplan, Miller & Ciresi, L.L.P.

2806 LaSalle Plaza

800 LaSalle Avenue

Minneapolis, MN 55402

Attention: Kevin S. Spreng, Esq.

4. Automatic Acceleration. If an Event of Default (as defined in the Note Purchase Agreement) has occurred or if the Borrower shall commence or have commenced against it a voluntary or involuntary case under the federal Bankruptcy Code or any analogous provision of state law, the principal and interest on this Note shall immediately become due and payable without any action on the part of the Lender.

5. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated and subject and junior in right of payment, to the extent and in the manner hereinafter set forth below in this section, to the prior payment in full of all Senior Indebtedness (as defined below in this section); provided, however, notwithstanding anything to the contrary herein, Borrower may issue (i) Warrants, (ii) shares of capital stock issuable upon exercise of such Warrants or (ii) shares of capital stock issued upon the conversion of the Notes pursuant to Section 2.2 of the Note Purchase Agreement:

(a) As used in this Note, the term “Senior Indebtedness” shall mean the Horizon Debt and the Medtronic Debt.

(b) Lender will not: (i) demand or receive from Borrower (and Borrower will not pay to Lender) all or any part of the principal plus accrued interest on this Note, by way of payment, prepayment, setoff, lawsuit or otherwise; (ii) exercise any right or remedy, or take any enforcement action regarding any property or assets of Borrower; or (iii) commence, or cause to be commenced, prosecute or participate in any administrative, legal or equitable action against Borrower or the collateral securing this Note prior to the earlier of: (x) the payment in full of the Senior Indebtedness or (y) the stated maturity dates of the principal of and interest on the Senior Indebtedness (the dates described in clauses (x) and (y) are each referred to as the “Senior Indebtedness Maturity Date”). Borrower expressly agrees that it shall not assert as a defense to the obligations owing under this Note, the passage of time, estoppel, laches or any statute of limitations to the extent that the exercise of any rights or remedies by Borrower was precluded by the terms of this Section 5(b).

(c) If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities of Borrower, then prior to the Senior Indebtedness Maturity Date (i) no amount shall be paid by Borrower in respect of the principal of this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with Borrower by or on behalf of the Lender that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.

(d) Until the full payment of the Senior Indebtedness, the Lender irrevocably appoints each of Horizon Technology Funding Company LLC and Medtronic, Inc. (collectively the “Senior Lenders” and individually each a “Senior Lender”) as its attorney in fact, and grants to each Senior Lender a power of attorney for the use and benefit of such Senior Lender, with notice to the Lenders, in any bankruptcy, insolvency or similar proceedings involving the Borrower to file the appropriate claim or claims in respect of the principal of and interest on this Note on behalf of the Lender if the Lender does not do so prior to 10 days before the expiration of the time to file claims in such proceeding.

(e) All financing statements filed by the Lender against the Borrower will read as follows: “the Secured Party has subordinated any security interest or lien that the Secured Party may have in any property of the Debtor to the security interest of Horizon Technology Funding Company LLC and Medtronic, Inc. in all assets of the Debtor, notwithstanding the respective dates of attachment or perfection of the security interest of the Secured Party and each of Horizon Technology Funding Company LLC and Medtronic, Inc.”

(f) In the event any direct or indirect payment or distribution shall be received by the holder of this Note in contravention of the provisions of subsections (b) or (c) above, then such payment or distribution shall be held in trust for and shall be paid over or delivered to the holder of Senior Indebtedness, until all Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution, or provision therefor, to the holder of Senior Indebtedness.

(g) No amendment of the documents evidencing or relating to the indebtedness evidenced by this Note shall directly or indirectly modify the provisions of this section in any manner which might terminate or impair the subordination of indebtedness evidenced by this Note. Additionally, the Borrower may not amend any the document evidencing indebtedness under this Note, unless such amendment results in (i) the lengthening of the amortization or maturity of the Note, (ii) the decrease of the rate of interest thereon, (iii) the waiver of any covenant or agreement set forth in the Note Purchase Agreement, including any default thereunder, or (iv) a change which is not adverse to the Senior Lenders.

(h) Nothing otherwise contained in this section is intended to or shall impair, as among Borrower, its creditors other than the holder of Senior Indebtedness, and the Lender, the obligations of Borrower, which are, subject to the terms of this section, absolute and unconditional, to pay the Note, as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the Lender and creditors of Borrower other than the holder of Senior Indebtedness, nor shall anything herein or therein prevent the Lender from exercising all rights permitted it hereunder upon the acceleration of this Note, subject to the rights, if any, under this section of the holder of Senior Indebtedness in respect of cash, property or securities of Borrower received upon the exercise of any such remedy.

(i) Each Senior Lender shall be a third party beneficiary of the terms of this section and shall be entitled to enforce the terms hereof as of a party thereto.

(j) By its acceptance of this Note, the Lender agrees to execute and deliver such documents as may be reasonably requested from time to time by Borrower or the holder of Senior Indebtedness in order to implement the foregoing provisions of this section.

6. Cost of Collection. The Borrower will pay on written demand all costs of collection and attorneys’ fees and other costs and expenses paid or incurred by the Lender or any holder of this Note in enforcing the obligations of the Borrower hereunder or under any security agreement executed in connection herewith and/or in exercising its rights and remedies hereunder or thereunder (whether such costs and expenses are incurred in any work-out, bankruptcy case or proceeding, or otherwise).

7. Acquisition for Own Account. The holder hereof is acquiring this Note with such holder’s own funds, for its own account, not as a nominee or agent. The holder is purchasing or will purchase this Note for investment for an indefinite period and not with a view to any sale or distribution thereof, by public or private sale or other disposition.

8. Assignability; Governing Law; Instrument Under Seal. This Note shall bind and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, including as such successors and assigns of the Lender any holder of this Note; provided, however, that the obligations of the Borrower hereunder may not be assigned except with the prior written consent of the Majority Noteholders, and provided further that the Lender may not assign this Note except to an affiliate who is an “accredited investor” as that term is defined under Regulation D promulgated under the Securities Act of 1933, as amended, and except as may otherwise be agreed to by (i) the Majority Noteholders in writing and (ii) the Borrower in writing. This Note shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware. No rule of strict construction shall be used against the Lender with respect to this Note or any such document.

[the remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed under its corporate seal by its duly authorized officer as of the date first above written.

TISSUELINK MEDICAL, INC.

By
Name:
Title:

[Seal]

Acknowledged and Agreed:

INVESTORS:

By
Name:
Title:

Exhibit B

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT

BE SOLD OR TRANSFERRED OR OTHERWISE DISPOSED OF IN THE

ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY HAS

RECEIVED A WRITTEN OPINION OF COUNSEL SATISFACTORY TO

THE COMPANY TO THE EFFECT THAT SUCH TRANSFER IS BEING

MADE IN COMPLIANCE WITH ALL APPLICABLE FEDERAL

SECURITIES LAWS.

Date of Issuance	Void after
September 1, 2006	September 1, 2016

TISSUELINK MEDICAL, INC.

WARRANT TO PURCHASE SHARES OF CAPITAL STOCK

For the mutual promises and other consideration contemplated by the Secured Subordinated Convertible Note and Warrant Purchase Agreement (the “Purchase Agreement”) dated as of September 1, 2006, the receipt and sufficiency of which are hereby acknowledged, this Warrant is issued to <<Investor>> or its registered assigns (the “Holder”) by Tissuelink Medical, Inc., a Delaware corporation (the “Company”). Capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

1. Purchase of Shares.

(a) Number of Shares Issuable. Subject to the terms and conditions set forth herein and set forth in the Purchase Agreement, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company fully paid and nonassessable Warrant Shares (as adjusted pursuant to Section 6 hereof).

(b) Exercise Price. The purchase price for the Warrant Shares issuable pursuant to this Section 1 shall be equal to the Warrant Exercise Price defined in Section 1 of the Purchase Agreement. The Warrant Shares and the purchase price of such Warrant Shares shall be subject to adjustment pursuant to Section 6 hereof. Such purchase price, as adjusted from time to time, is herein referred to as the “Warrant Exercise Price.”

2. Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the consummation of the earlier of (a) the consummation of 144A Financing or a Qualified Financing or (b) March 31, 2007 and ending on September 1, 2016 (the “Exercise Period”).

3. Method of Exercise.

(a) While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii) the payment to the Company of an amount equal to the aggregate Warrant Exercise Price for the number of Warrant Shares being purchased.

(b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificates for the Warrant Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(c) As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within twenty (20) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of Warrant Shares to which such Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal to the number of such Warrant Shares called for on the face of this Warrant minus the number of Warrant Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

4. Net Exercise. If an effective registration statement with the Securities and Exchange Commission is not available for the resale of all of the Warrant Shares issuable hereunder at the time of the notice of exercise, then, in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). In the event of such a Net Exercise, the Company shall issue to such Holder a number of Warrant Shares computed using the following formula:

Y (A - B)
	X	=	A

Where

X=	The number of Warrant Shares to be issued to the Holder.

Y=	The number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A=	The fair market value of one (1) Warrant Share (at the date of such calculation).

B=	The Warrant Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 4, the fair market value of a Warrant Share shall mean the average of the closing price of the Warrant Shares quoted in the over-the-counter market in which the Warrant Shares are traded or the closing price quoted on any exchange or electronic securities market on which the Warrant Shares are listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Warrant Shares were traded over-the-counter or on such exchange). In the event that this Warrant is exercised pursuant to this Section 4 in connection with the Company’s Initial Public Offering of its Common Stock, the fair market value per Warrant Share shall be the product of (i) the per share offering price to the public of the Company’s Initial Public Offering, and (ii) the number of shares of Common Stock into which each Warrant Share is convertible at the time of such exercise. If the Warrant Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Warrant Share that the Company could obtain from a willing buyer for Warrant Shares sold by the Company from authorized but unissued Warrant Shares, as such prices shall be determined in good faith by the Company’s Board of Directors.

5. Covenants of the Company.

(a) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters or a stock dividend) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(b) Covenants as to Warrant Shares. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period have authorized and reserved, free from preemptive rights, a sufficient number of shares of its capital stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of capital stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of capital stock to such number of shares as shall be sufficient for such purposes.

(c) No Impairment. Except and to the extent waived or consented to by the Holder or as otherwise permitted under the terms hereof, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

6. Adjustment of Exercise Price and Number of Warrant Shares. The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivides its Warrant Shares by split-up or otherwise, or combines such capital stock, or issues additional shares of such capital stock as a dividend with respect to any shares of such capital stock, the number of Warrant Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Warrant Exercise Price payable per share, but the aggregate Warrant Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, merger, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 6(a) above), then, as a condition of such reclassification, merger, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, merger, reorganization or change by a holder of the same number and type of securities as were purchasable as Warrant Shares by the Holder immediately prior to such reclassification, merger, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Warrant Exercise Price per Warrant Share payable hereunder, provided the aggregate Warrant Exercise Price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares, or property, purchasable upon exercise of the Warrant, or in the Warrant Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Warrant Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

7. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Warrant Exercise Price then in effect.

8. No Stockholder Rights or Liabilities. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Warrant Shares, including (without limitation) the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and except as otherwise provided in this Warrant or the Purchase Agreement, such Holder (in such capacity) shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company. No provisions hereof, in the absence of affirmative action by the Holder to purchase stock, and no enumeration herein of the rights or privileges of the Holder shall give rise to any liability of the Holder as a stockholder of the Company.

9. Transfer of Warrant. Subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and the Holder contained in the Purchase Agreement, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. Within a reasonable time after the Company’s receipt of an executed Assignment Form in the form attached hereto, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one or more appropriate new warrants.

10. Governing Law. This Warrant shall be governed by and construed under the laws of the State of Delaware, without application of conflict of laws principles .

11. Successors and Assigns. The terms and provisions of this Warrant and the Purchase Agreement shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

12. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

13. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 13):

If to the Company:

TissueLink Medical, Inc.

One Washington Center

Suite 400

Dover, New Hampshire

Attention: Chief Financial Officer

Telecopy: 603-742-1488

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Michael F. Sexton, Esq.

If to Holders:

At the addresses shown on the signature pages hereto.

with a copy to:

Robins, Kaplan, Miller & Ciresi, L.L.P.

2806 LaSalle Plaza

800 LaSalle Avenue

Minneapolis, MN 55402

Attention: Kevin S. Spreng, Esq.

14. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Warrant, the resolution of any controversy or claim arising out of or relating to this Warrant and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

15. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Remainder of Page Left Intentionally Blank.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its authorized officer and dated as of the date stated above.

TISSUELINK MEDICAL, INC.

By:

Address:

[Investor Address]

NOTICE OF EXERCISE

Tissuelink Medical, Inc.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

Warrant Shares pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Warrant Exercise Price of such Warrant Shares in full, together with all applicable transfer taxes, if any.

Net Exercise the attached Warrant with respect to Warrant Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 6 of the Purchase Agreement are true and correct as of the date hereof.

HOLDER:

Date:	By:

Address:

Name in which shares should be registered:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute

this form and supply required information.

Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated:

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.